Exhibit 99.1

Media inquiries:

Robert Minicucci

Warner Communications

robert@warnerpr.com

603-488-5856

Investor inquiries:

Andrea Clegg

NightHawk Radiology Holdings, Inc.

aclegg@nighthawkrad.net

866-402-4295 or 208-292-2818

NightHawk Radiology Holdings, Inc. Announces Board Member Departure

Coeur d’Alene, Idaho, February 27, 2008 – NightHawk Radiology Holdings, Inc. (NASDAQ: NHWK), the leading provider of radiology solutions to radiology groups across the United States, today announced that Ernest G. Ludy has resigned from his position as a member of the company’s Board of Directors for personal reasons. Mr. Ludy had served as a Director since June 2006. The company intends to immediately begin a search to identify a replacement to fill the vacancy created by Mr. Ludy’s resignation. Until a replacement is found, the Board intends to reduce the size of the Board from six to five.

Dr. Paul Berger, NightHawk’s Chairman and Chief Executive Officer contributed “Mr. Ludy’s experience in building healthcare services companies, many of which leverage strong technology platforms such as ours, made him a valuable contributor to our Board. We would also like to thank him for introducing us to Tim Murnane, our new Chief Operating Officer, who had previously worked with Mr. Ludy at The Medstat Group. We thank Mr. Ludy for his service to NightHawk and wish him the best in his future endeavors.”

About NightHawk

NightHawk Radiology (Nasdaq: NHWK), headquartered in Coeur d’Alene, Idaho, is leading the transformation of the practice of radiology by providing high-quality, cost-effective solutions to radiology groups and hospitals throughout the United States. NightHawk provides the most complete suite of solutions, including professional services, business services, and its advanced, proprietary clinical workflow technology, all designed to increase efficiencies and improve the quality of patient care and the lives of physicians who provide it. NightHawk’s team of U.S. board-certified, state-licensed, and hospital-privileged physicians located in the United States, Australia, and Switzerland, provides services 24 hours a day, seven days a week to nearly 1,500 sites, representing approximately 26% of all hospitals in the United States. For more information, visit www.nighthawkrad.net.

Forward Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the company’s search for a new member of the Board of Directors and the company’s intention to reduce the size of the Board from six to five. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Other factors that could impact the company’s future results are described in the company’s prospectus and periodic reports filed with the Securities and Exchange Commission (SEC). Other risks may be detailed from time to time in reports to be filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward- looking statements based on events or circumstances after the date hereof.

“NHWKF”